                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): April 27, 1999
                                                 ----------------


                                  Advanta Corp.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Delaware                        0-14120                 23-1462070
----------------------------         ----------------        ------------------
(State or other jurisdiction         (Commission File          (IRS Employer
     of incorporation)                   Number)             Identification No.)


Welsh and McKean Roads, P.O. Box 844, Spring House, PA               19477
------------------------------------------------------             ----------
     (Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code: (215) 657-4000
                                                   ----------------

Item 5. Other Events
        ------------

On April 27, 1999 Advanta Corp. (the "Company" or "Advanta") reported net operating income for the first quarter of 1999 of $10.2 million, before non-recurring charges and non-operating gains. This represents $0.40 per share on a diluted basis for its Class A and Class B shares combined. It also reflects the Company's previously announced plan to report income for its mortgage business that is essentially equal to that of a portfolio lender.

Advanta also reported certain non-recurring charges and non-operating gains this quarter resulting in net income for the quarter of $6.8 million, or $0.25 per share on a diluted basis for its Class A and Class B shares combined. The Company recognized non-recurring charges, after tax, of approximately $14.5 million which principally related to its exit from the auto finance business and severance and outplacement associated with previously announced cost cutting initiatives implemented this quarter. In addition, the Company recognized non-operating gains of approximately $11.1 million, after tax, in connection with an investment held by Advanta Partners, the Company's private equity investment affiliate.

This quarter, Advanta continued the initiatives it began last quarter to increase profits, and optimize cash flow and returns on invested capital. In this regard, the Company: (1) implemented cost reduction initiatives across all business lines; (2) increased the weighted average coupon of mortgage loans originated through direct to consumer channels; (3) increased fee income from direct to consumer channels; (4) increased the proportion of mortgage originations from direct to consumer channels; (5) became much more selective in purchasing mortgage loans through wholesale channels; and (6) exited the auto finance business. Highlights on the Company's operations this quarter follow.

COMPANY ACHIEVES LOWER EXPENSE RATIO
------------------------------------

Advanta's operating expense ratio for the quarter of 3.47% was significantly lower than the 3.90% reported in the fourth quarter of 1998. It was also lower than the ratio of 3.59% that was reported for the full 1998 fiscal year. Total pretax operating expenses for the quarter were $86.4 million, approximately 6.9% below operating expenses of $92.4 million reported in the fourth quarter of 1998.

Total managed receivables for the Company's businesses at the end of this quarter were $9.96 billion, an increase of 1.8% from $9.80 billion at December 31, 1998 and an increase of 35.5% from $7.35 billion at March 31, 1998.

ADVANTA MORTGAGE - PRICING IMPROVEMENTS RESULT IN HIGHER PROFITS
----------------------------------------------------------------

The Company reported net income of $5.8 million from its mortgage business this quarter, after excluding after tax charges associated with exiting the auto finance business of approximately $10.4 million. This compares to net income of $2.5 million reported in the fourth quarter of 1998. This increase resulted from a combination of higher lending margins, higher origination fee income, higher servicing revenues and lower operating expenses.

As a result of strategies to increase coupon rates and collect more up-front fees, Advanta Mortgage increased its lending margin this quarter. The weighted average yield of mortgage loans originated by the Company's direct to consumer channels this quarter was 12.13% compared to 11.56% for full year 1998. Originations from the direct to consumer channels represented 56.3% of total originations in the first quarter compared to 37.2% in the prior quarter and 24.9% in the first quarter of 1998. The steps taken to enhance pricing and productivity reduced loan production in January and February. However, in March, despite the higher pricing, loan production from the direct channels of $158 million was only slightly lower than the average monthly production of approximately $169 million in the fourth quarter of 1998. Due to the impact on loan production in January and February, however, total originations from the direct channels this quarter of $403 million were lower than the $507 million in the fourth quarter of 1998, but they were considerably higher than the $283 million originated in the same quarter last year.

The Company also implemented price increases on originations from brokers. Broker based originations totaled $110 million during the quarter compared to $128 million last quarter, but were significantly higher than the $78 million originated in the first quarter of last year. Similar to the direct channels, the Company's strategies to raise yields on loans originated from brokers reduced volumes in January and February of this year. In March, originations from brokers were approximately $51.7 million compared to average monthly originations of $42.8 million last quarter.

Originations from wholesale channels of $199 million this quarter were significantly lower than originations of $719 million last quarter. This decrease reflects the Company's strategy to obtain better wholesale pricing and its willingness to reduce volume levels in order to purchase loans with appropriate profitability characteristics.

To accomplish its strategy of reporting income that is essentially the same as a portfolio lender, Advanta Mortgage substantially offset the amortization of its Retained Interest Only Strip ("IO Strip") and Contractual Mortgage Servicing Rights ("CMSR") by recognizing gains of $31.3 million from the securitization and sale of approximately

$634 million of loans this quarter. The decrease in the IO Strip and CMSR from $296.5 million last quarter to $285.9 million this quarter resulted primarily from the write-off of the IO Strip relating to securitized auto loans and the impact of gains on hedging activities.

The net managed charge-off rate for home equity loans of 0.51% this quarter was approximately the same as the charge-off rate of 0.56% reported last quarter. The combined over 30 day delinquency rate for home equity and auto loans of 8.00% was in line with the 7.84% reported last quarter.

Advanta Mortgage also experienced an increase in its sub-serviced portfolio to $8.9 billion from $8.3 billion at the end of last quarter.

ADVANTA BUSINESS CARDS REPORTS HIGHER YIELDS
--------------------------------------------

Advanta Business Cards reported net income of $4.0 million this quarter with significant improvements in portfolio yields. The average yield on the Company's business credit card portfolio, including fee income, increased this quarter to 20.36% from 19.85% last quarter due to increases in rates and higher fee income. This was partially offset by an increase in the net managed charge-off rate on business credit card loans of 5.61% this quarter compared to 5.46% last quarter. Managed receivables for Advanta Business Cards at the end of the quarter were $832 million, up 2.1% from last quarter and 18.8% from the same quarter last year.

ADVANTA LEASING SERVICES - ORIGINATIONS ON TRACK
------------------------------------------------

Advanta Leasing Services reported net income of $0.8 million this quarter. The Company originated $110 million in lease receivables this quarter and closed the quarter with a managed portfolio of leases of $712 million, an increase of 6.3% from managed lease receivables of $670 million last quarter. The net managed charge-off rate for Advanta Leasing Services of 2.91% this quarter was in line with the 2.94% reported last quarter. Over 30 day delinquencies improved considerably this quarter to 8.25% from 8.97% last quarter.

ADVANTA INSURANCE EXPECTS REVENUE GROWTH
----------------------------------------

The Company's exclusive and unique joint venture with Progressive Insurance to direct market auto insurance is beginning to grow rapidly. The Company plans to substantially increase volumes and written premiums are expected to exceed $50 million this year. This venture is still in its early stages and is not expected to report a profit this year.

ADVANTA REPORTS POSITIVE OPERATING CASH FLOW
--------------------------------------------

Advanta had positive operating cash flow of approximately $6.4 million this quarter after considering: (1) key non-cash income and expense items; (2) the net investment in subordinated trust assets in order to support loan growth; and
(3) the cash impact of loan originations. This positive cash flow is primarily attributable to increases in operating income and the proportion of mortgage loans originated from direct channels. This quarter, origination fees collected by the Company exceeded premiums and broker fees paid by approximately $12.5 million.

The Company's efforts to increase the use of deposit funding at its two FDIC-insured banks for its lending activities continue to bolster liquidity at the parent and at the Company's banks. After paying down approximately $99 million of Medium Term Notes and other parent debt this quarter, the Company had approximately $429 million in unrestricted cash and equivalents at the parent compared to $441 million at December 31, 1998. At the end of the quarter, the Company had approximately $1.05 billion of unrestricted cash and equivalents at its two banks. In addition, the Company had financed, with parent and bank funds, loan receivables on its books totaling $1.16 billion and had available over $1.3 billion in unused warehouse lines and Commercial Paper conduit facilities.

Advanta is a highly focused financial services company with over 2,500 employees, over $12.8 billion in managed assets and approximately $8.9 billion in assets serviced for third parties. Advanta provides consumers and small businesses with innovative products and services including mortgages, equipment leases, business credit cards, insurance and deposit products. The Company also provides a full range of loan purchasing, contract servicing and securitization services to the mortgage industry.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) factors that affect consumer debt; (2) competitive pressures; (3) the level of delinquencies and charge-offs; (4) the rate of prepayments; (5) the level of expenses; (6) the timing of the securitizations of the Company's receivables; and (7) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

Form 8-K                            Advanta Corp.
April 27, 1999



Item 7. Financial Statements and Exhibits.
        ----------------------------------

(c)     Exhibits:

        The following exhibits are filed as part of this Report on Form 8-K.

        27       Financial Data Schedule.
        99       Selected Summary Financial Data.

Form 8-K                            Advanta Corp.
April 27, 1999


                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  Advanta Corp.

                                  By: /s/ Elizabeth H. Mai
                                      ----------------------------------------
                                      Elizabeth H. Mai, Senior Vice President,
                                        Secretary and General Counsel




April 27, 1999

Form 8-K                            Advanta Corp.
April 27, 1999



                   Index to Exhibits
                   -----------------


Exhibit Number Per
Item 60l of
Regulation S-K                 Description of Document
--------------                 -----------------------

      27                       Financial Data Schedule.

      99                       Selected Summary Financial Data